Exhibit 99.1

Stanley Black & Decker Appoints Deborah K. Wintner

Chief Human Resources Officer, Succeeding John T. Lucas

NEW BRITAIN, Conn., July 26, 2024 – Stanley Black & Decker (NYSE: SWK) today announced the appointment of Deborah K. Wintner as Senior Vice President, Chief Human Resources Officer (CHRO). She will join the executive team, reporting to Donald Allan, Jr., President & CEO of Stanley Black & Decker, effective August 1, 2024, succeeding John T. Lucas.

Most recently, Wintner served as Stanley Black & Decker’s Senior Vice President of Human Resource Operations and CHRO, Tools and Outdoor. In her new role, Wintner will be responsible for the company’s global human resources strategy and operations; talent management, including recruitment and leadership development; and compensation and benefits.

“Deborah’s appointment to global CHRO represents an exciting career journey at Stanley Black & Decker,” said Allan. “Over the last six years with our company, she has proven herself many times over as an innovative leader with a passion for nurturing talent to deliver business results. She has been a strong business partner to me over the past two years and demonstrated her leadership capabilities in many ways. Her deep understanding of our organization, expertise in leadership development and strategic mindset makes her the ideal choice to drive the next phase of our people and culture strategy.”

Wintner has more than 30 years of experience in human resources, serving the last six years in a variety of senior leadership roles at Stanley Black & Decker, including interim CHRO where she drove the company’s performance through talent identification, recruitment, development and retention. Wintner also served as Vice President of Human Resources for STANLEY Security where she played an instrumental role in the transformation of the business and its value creating divestiture in 2022.

“I am honored and excited to take on this role during this transformational period in our company’s history,” said Wintner. “As we advance our business strategy, our high-performing workforce will continue to be central to our success. I look forward to leading our global human resources strategy and operations to help drive our next chapter of growth.”

Prior to joining Stanley Black & Decker, Wintner held leadership roles at Archer Daniels Midland, Allegion/Ingersoll Rand, Kindred Healthcare/Rehab Care and Bristol Myers Squibb.

She holds a master’s degree in organizational development from Pepperdine University and a B.S. in occupational safety engineering from Indiana State University.

Allan added, “I want to thank John for his guidance and tireless dedication to advancing our people and culture strategy. Under John’s leadership, we have continued to bolster our bench strength across the function and accelerated the activation of our HR operating model. These efforts will remain foundational to our people and culture for years to come. John also coached and mentored Deborah for the past year to help prepare her for this next step. We congratulate John on his many accomplishments over his more than 35-year career and wish him the best in his future endeavors.”

About Stanley Black & Decker

Headquartered in the USA, Stanley Black & Decker (NYSE: SWK) is a worldwide leader in Tools and Outdoor, operating manufacturing facilities globally. The company’s more than 50,000 diverse and high-performing employees produce innovative end-user inspired power tools, hand tools, storage, digital jobsite solutions, outdoor and lifestyle products, and engineered fasteners to support the world’s builders, tradespeople and DIYers. The company’s world class portfolio of trusted brands includes DEWALT®, CRAFTSMAN®, STANLEY®, BLACK+DECKER®, and Cub Cadet®. To learn more visit: www.stanleyblackanddecker.com.

Media Contact:

Debora Raymond

Vice President, Public Relations

Debora.raymond@sbdinc.com

203-640-8054

Investor Contact:

Dennis Lange

Vice President, Investor Relations

Dennis.lange@sbdinc.com

860-827-3833